Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES THIRD QUARTER 2014 RESULTS

Delivered Record Quarterly Sales Volumes of 302 MBoe/d

HOUSTON (October 28, 2014) -- Noble Energy, Inc. (NYSE: NBL) announced today third quarter 2014 net income of $419 million, or $1.12 per diluted share. Excluding the impact of certain items, which would typically not be considered by analysts in published earnings estimates, third quarter 2014 adjusted income(1) was $110 million, or $0.28 per diluted share. Discretionary cash flow(1) was $811 million and net cash provided by operating activities was $945 million. Capital expenditures for the third quarter of 2014 totaled $1.3 billion.

Total sales volumes for the quarter averaged a record 302 thousand barrels of oil equivalent per day (MBoe/d). This represents an increase of three percent compared to the third quarter of 2013, or 10 percent after adjusting for divested assets. Liquids comprised 43 percent (33 percent crude oil and condensate and 10 percent natural gas liquids) of third quarter 2014 volumes, with natural gas volumes the remaining 57 percent. U.S. sales volumes for the quarter totaled 182 MBoe/d, while International sales volumes totaled 120 MBoe/d, lower than produced volumes by two thousand barrels per day (MBbl/d) due to the timing of liftings in Equatorial Guinea. Versus the third quarter of last year, total sales volumes were up due to the Company’s continued development of the DJ Basin and Marcellus Shale resource plays, as well as an increase in Israel due to higher natural gas demand and deliverability.

David L. Stover, Noble Energy’s President and Chief Executive Officer, commented, “Our continued growth, highlighted by record quarterly sales volumes in three of our core areas, is the result of strong execution and improving well performance. Enhancements in our U.S. onshore business are being delivered through continued focus on extended reach laterals, optimization of completion designs, and well downspacing in both the DJ Basin and Marcellus Shale. In addition, we brought forward significant value with the very successful IPO of our midstream Marcellus business. Offshore, we had multiple successful wells drilled, with a discovery at Katmai and additional resources found at Dantzler, adding to our already impressive lineup of major projects in the Gulf of Mexico. Expansion of capacity at the Tamar field in Israel is on schedule, and we are capturing substantial and strategic markets for our Leviathan gas as well. Overall, our high-quality and diversified portfolio is designed to build value in a variety of environments.”

Third quarter 2014 total production costs, including lease operating expense, production and ad valorem taxes, and transportation and gathering averaged $7.81 per barrel of oil equivalent (Boe), and depreciation, depletion, and amortization totaled $16.56 per Boe. Exploration expense was $217 million, which included costs related to the Bright well in the Gulf of Mexico and the Scotia well offshore the Falkland Islands (drilled in 2012), as well as 3D seismic expenditures incurred offshore Equatorial Guinea. The effective tax rate on adjusted income for the quarter was 39 percent.

Included in the adjustments to net income for the third quarter of 2014 were non-cash commodity derivative gains and a gain on the sale of certain non-core U.S. Onshore assets, primarily the Company’s Powder River and Texas Panhandle assets. In addition, the Company recorded an impairment associated with the sale of its Piceance Basin assets.

OPERATIONS UPDATE

DJ BASIN
In the DJ Basin, sales volumes averaged a record 102 MBoe/d, up five percent from the second quarter of 2014. Versus the same quarter of last year, after excluding the impact of volumes associated with an acreage exchange executed late in 2013, volumes were up 15 percent. Production during the quarter was impacted approximately three MBoe/d by third-party facility downtime and localized line pressure issues. Liquids made up 67 percent of DJ Basin volumes for the third quarter of 2014 (49 percent crude oil and condensate and 18 percent natural gas liquids) and 33 percent was natural gas. Highlights for the quarter included:

•
Record quarterly horizontal volumes, which totaled 74 MBoe/d for the third quarter of 2014, up more than five percent from the second quarter of 2014 and 30 percent from the same quarter of last year, after excluding the impact of volumes associated with the exchange executed in late 2013.

•	Drilled 75 wells in the quarter, including 22 extended reach laterals, for an average lateral length of more than 6,000 feet.

•
Commenced production on 73 operated wells, including 14 extended reach lateral wells (86 standard length equivalent wells). Approximately 50 percent of the wells brought online during the quarter were evaluating downspacing performance.

•
Included in the wells brought online in the quarter were 23 wells from the Wells Ranch 30 Section, with six of the wells developed at 16 wells per section spacing and seventeen wells developed on a 32 well per section spacing pattern. The downspaced wells include wells in each of the Niobrara benches. On average, the downspace wells are performing in line with standard spacing wells on the pad and slightly better than the Wells Ranch type curve after more than 30 days on production.

•
Four additional Plug-n-Perf completions were performed late in the third quarter. Production from these wells and additional Plug-n-Perf completions are planned to come online in the fourth quarter of 2014. The Company’s initial two Plug-n-Perf completion wells, at the Peppler/Peaks pad in the Core IDP, continue to outperform the comparable sliding sleeve completion after 150 days on production.

•	Additional expansion of oil handling at the Wells Ranch Central Processing Facility was complete and is fully operational, increasing oil handling capacity to approximately 45 MBbl/d.

•
Progress on the Company’s Keota gas plant and LNG facility, which will service the East Pony IDP, remains on schedule, with project start-ups anticipated in the fourth quarter of 2014 and the first quarter of 2015, respectively. When complete, the Keota gas plant will be able to process up to 30 million cubic feet of natural gas per day (MMcf/d) and the LNG facility will produce up to 100,000 gallons per day of LNG.

•
Noble Energy continues to expand its transportation on pipeline and rail projects exporting crude oil out of the DJ Basin. Approximately 80 percent of the Company’s gross crude oil production was transported outside of the DJ Basin in the third quarter.

•	Currently operating nine drilling rigs in the DJ Basin.

MARCELLUS SHALE
Production volumes in the Marcellus Shale averaged a record 327 million cubic feet of natural gas equivalent per day (MMcfe/d), a 31 percent increase versus the second quarter of 2014 and 95 percent versus the same quarter of last year. Natural gas represented 87 percent of the third quarter 2014 volumes, with the remaining 13 percent primarily composed of natural gas liquids (NGLs). Gross production from the NBL/CNX Joint Venture has recently surpassed 875 MMcfe/d. Highlights for the quarter included:

•	Net operated production volumes averaged approximately 130 MMcfe/d, up more than 50 percent from the second quarter of 2014 and nearly 250 percent from the third quarter of last year.

•
Drilled 23 operated wells at an average lateral length of more than 8,600 feet. Included in the wells drilled for the quarter was the Moundsville-6A well, with a 12,425 foot lateral. This well represents an Appalachian Basin and Company record for lateral length, with the lateral drilled in just three days, and located 100 percent within target reservoir.

•
Commenced production on 23 operated wells, including nine wells completed with Reduced Stage and Cluster Spacing. Included in the wells brought online during the quarter were the Company’s first pads in the Oxford and Shirley areas of West Virginia (Doddridge and Tyler counties, respectively). Initial production from these areas is performing in line with the Company’s best wells in the Majorsville area.

•
At the Oxford-1 pad, six wells (6,400 foot average lateral) are flowing back at a combined rate of 40 MMcfe/d after more than 30 days, with more than 20 percent of the volumes representing liquids. Each of the wells is completed on an average of 550 foot lateral spacing, versus historical spacing patterns of 750 to 1,000 feet. The downspaced wells are all performing better than expected type curves for the area.

•
At the Shirley-1 pad, four wells (8,710 foot average lateral) are flowing back at a combined rate of 50 MMcfe/d after more than 30 days, while two additional wells on the pad are planned to come online in the fourth quarter. The wells are all performing better than expected type curves for the area.

•
Joint Venture partner CONSOL Energy drilled 27 wells during the quarter (8,100 foot average lateral length), including seven Upper Devonian wells. These wells represent the Joint Venture’s first Upper Devonian wells in 2014. Initial production from these wells is anticipated in early 2015.

•	CONSOL Energy brought 14 wells to first gas sales. Eleven of these wells were completed with Reduced Stage and Cluster Spacing.

•
Agreed on binding terms to add additional firm capacity out of basin, with 100 MMcf/d commencing in mid-2015 to Gulf Coast, Mid-Continent, and Northeast markets, and 75 MMcf/d to Great Lakes markets beginning late 2017. Following the completion of these agreements, total firm capacity and firm sales commitments have been increased to approximately 800 MMcf/d net beginning late 2017.

•	The Joint Venture is currently operating eight horizontal rigs in the Marcellus Shale, split evenly between the wet and dry gas areas.

•	Successfully completed the CONE Midstream MLP Initial Public Offering, generating over $200 million in net proceeds to Noble Energy.

GULF OF MEXICO
In the Gulf of Mexico, sales volumes averaged 18 MBoe/d, which were comprised of 80 percent crude oil and condensate, seven percent NGLs, and 13 percent natural gas. Strong performance at the Company’s existing fields, including Galapagos, Swordfish, and Ticonderoga, has maintained production at a level essentially flat since the third quarter of last year. Highlights for the quarter included:

•	Cumulative gross production at Swordfish exceeded 30 million barrels of oil equivalent (MMBoe).

•
Announced positive results at Katmai, which represents the Company’s fifth exploration discovery in the Gulf of Mexico since 2011. Located in Green Canyon 40, total gross discovered resources at Katmai are 40 to 60 MMBoe, with further upside potential to a total of 100 MMBoe.

•
Successfully drilled the Dantzler-2 appraisal well, increasing total gross discovered resources at the field to between 65 and 100 MMBoe. A drilling rig is currently performing completion operations at Dantzler-2, to be followed by the completion of the Dantzler-1 well.

•
Development progress remains on schedule for the Company’s near-term major projects, including Big Bend, Dantzler, and Gunflint. The subsea installation schedule for all fields has been finalized and necessary topside facility modifications are underway. First production at Big Bend is estimated in the fourth quarter of 2015, Dantzler in the first quarter of 2016, and Gunflint in mid-2016. Following field ramp-up, the combined initial net production rates for the three developments is approximately 30 MBoe/d, with more than 80 percent of the volume anticipated to be oil.

•
Accelerated the Madison exploration prospect for drilling in the fourth quarter. Madison, located on Mississippi Canyon 479, contains unrisked gross resources of 45 to 120 MMBoe (P75-P25). Noble Energy is operator of the Madison prospect with a 60 percent working interest. Results are expected in early 2015.

WEST AFRICA
Hydrocarbon sales in West Africa averaged 76 MBoe/d, which was comprised of 41 percent crude oil and condensate, eight percent NGLs, and 51 percent natural gas. Sales volumes for the quarter were less than production volumes by approximately two MBbl/d as a result of the timing of liquid liftings. Highlights for the quarter included:

•
Active production management and strong reservoir performance at the Aseng oil field, which averaged 40 MBbl/d gross during the quarter, maintained production essentially flat with the second quarter of 2014.

•	Successful sidetrack at the Alen 1P well commenced production in early October, and additional workover activities are planned in the fourth quarter of 2014.

•
Recently completed a 1,700 square kilometer 3D seismic acquisition over Blocks O and I offshore Equatorial Guinea. Data processing, which is anticipated to be complete in late 2015, and interpretation is designed to assist in the Company’s project development and exploration plans over the licenses.

EASTERN MEDITERRANEAN
In the Eastern Mediterranean, Israel natural gas sales volumes averaged a record 265 MMcfe/d, up 21 percent from the second quarter of 2014 and three percent from the third quarter of last year. Highlights for the quarter included:

•	Exceptional reservoir and facility performance continued at Tamar, with only two hours of downtime experienced during the quarter.

•
Additional progress was made at the Ashdod Onshore Terminal compression project, which is approximately 80 percent complete. The expansion is targeted to increase deliverability at Tamar to 1.2 billion cubic feet per day (Bcf/d), gross, beginning in mid-2015.

•
Debottlenecking of the Tamar facilities has increased current peak production deliverability at Tamar to more than 1.1 Bcf/d, gross. This peak production rate was reached at various intervals during the third quarter to meet local Israel demand for natural gas.

•
Executed a Letter of Intent to supply a minimum of 300 MMcf/d of natural gas for 15 years from the Leviathan field to the National Electric Power Company of Jordan. Combined for Tamar and Leviathan, Noble Energy and partners have executed Letters of Intent to export gross daily volumes of up to 1.7 Bcf/d and total volumes of more than 8 trillion cubic feet of natural gas to regional export customers. Negotiations of final gas purchase and sales agreements are underway.

•	Received Israel government approval for a Leviathan gas delivery point in the northern region of the country.

•
Submitted the Plan of Development for the initial phase of development at the Leviathan field to the Ministry of Energy and Water Resources. The initial phase of development is planned to include a 1.6 Bcf/d Floating, Production, Storage, and Offloading (FPSO) vessel, with initial sales targeted to begin in early 2018 at 75 percent of total FPSO capacity.

FRONTIER VENTURES
Key highlights for the quarter included:

•	Secured an exploration license, Block F15, offshore Gabon, covering 670,000 gross acres in the pre-salt Gabon Coastal Basin. 3D seismic acquisition is planned to commence in the first half of 2015.

•
Entered into a rig sharing agreement for offshore Falkland Islands, to provide rig resources for two Noble Energy-operated exploration prospects in 2015. The first of the prospects has been named Humpback, one of multiple stacked fan prospects located in the Fitzroy sub-basin of the Southern Area license. The group of stacked fan prospects combined has an estimated gross unrisked resource potential of approximately one billion barrels of oil equivalent. Drilling operations at Humpback are anticipated to commence in mid-2015.

•
Relocated a drilling rig from the DJ Basin to the Company’s NE Nevada Wilson play. Drilling operations commenced in September 2014, and the Company is planning to drill three additional wells testing the extent of the Elko reservoir in new areas. The Company’s initial vertical well began oil sales in July 2014 and has proven the productive nature of the Elko reservoir.

FOURTH QUARTER GUIDANCE
Noble Energy anticipates fourth quarter 2014 volumes to range from 307 to 327 MBoe/d, consistent with the Company’s prior expectations after adjusting for the impact of the sale of its Piceance Basin assets. At the time of sale, the Company’s Piceance Basin assets were producing approximately 20 MMcfe/d, net. The midpoint of the updated sales volume range represents an eight percent absolute increase over the fourth quarter of last year. Excluding the impact of divested assets impacting the periods, the comparable increase is approximately 15 percent versus the fourth quarter of 2013. Versus the third quarter of 2014, the midpoint of the range is up five percent and is driven by higher expected volumes in the onshore U.S. through the development programs in the DJ Basin and Marcellus Shale. Offshore, liquids volumes in West Africa are anticipated to be higher as a result of the timing of liftings, while volumes are anticipated to be down in Israel due to seasonal demand and in the Gulf of Mexico from natural field performance.

Detailed guidance is available in the supplemental information for the conference call, which can be located on the Company’s website.

Beginning in the fourth quarter of 2014, the Company is reporting its equity earnings in CONE LLC, within revenue, following the successful recent Initial Public Offering for CONE Midstream Partners. The resulting impact is shown in the updated guidance for Equity Method Investment Income and Transportation Expense.

(1)	A Non-GAAP measure, see attached Reconciliation Schedules

WEBCAST AND CONFERENCE CALL INFORMATION
Noble Energy, Inc. will host a webcast and conference call at 9:00 a.m. Central time today. The webcast is accessible on the ‘Investors’ page at www.nobleenergyinc.com. Conference call numbers for participation are 888-882-4478 and 719-325-2207.The pass code number is 5056721. A replay will be available on the website.

Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company has core operations onshore in the U.S., primarily in the DJ Basin and Marcellus Shale, in the Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Further information is available at www.nobleenergyinc.com.

Investor Contacts
David Larson
(281) 872-3125
dlarson@nobleenergyinc.com

Brad Whitmarsh
(281) 943-1670
bwhitmarsh@nobleenergyinc.com

John Nicholson
(281) 876-6186
jnicholson@nobleenergyinc.com

Media Contact:
Reba Reid
(281) 876-8873
rreid@nobleenergyinc.com

This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates”, “believes,” “expects”, “intends”, “will”, “should”, “may”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy’s current views about future events. They include estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission. These reports are also available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.

This news release also contains certain historical non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please see the attached schedules for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures.

The Securities and Exchange Commission requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The SEC permits the optional disclosure of probable and possible reserves; however, we have not disclosed the Company's probable and possible reserves in our filings with the SEC. We use certain terms in this news release, such as "total gross discovered resources”, “unrisked gross resources” and “estimated gross mean unrisked resource potential”. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our most recent annual report on Form 10-K and in other reports on file with the SEC, available from Noble Energy's offices or website, http://www.nobleenergyinc.com.

Schedule 1
Noble Energy, Inc.
Reconciliation of Net Income to Adjusted Income
(in millions, except per share amounts, unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014	Per Diluted Share [5]	2013	Per Diluted Share	2014	Per Diluted Share [5]	2013	Per Diluted Share
Net Income	$419	$1.12	$205	$0.56	$811	$2.21	$843	$2.33
(Gain) loss on commodity derivative instruments, net of cash settlements [1]	(397)	(1.08)	147	0.41	(169)	(0.46)	67	0.18
Asset impairments [2]	33	0.09	63	0.17	164	0.45	63	0.17
(Gain) on divestitures [3]	(30)	(0.08)	—	—	(72)	(0.20)	(67)	(0.18)
Other adjustments	(2)	(0.01)	8	0.02	(2)	(0.01)	6	0.01
Total adjustments before tax	(396)	(1.08)	218	0.60	(79)	(0.22)	69	0.18
Income tax effect of adjustments [4]	87	0.24	(62)	(0.17)	(6)	(0.01)	(40)	(0.11)
Adjusted Income	$110	$0.28	$361	$0.99	$726	$1.98	$872	$2.40
Weighted average number of shares outstanding
Diluted	367		363		367		363

NOTE:
Adjusted income should not be considered a substitute for net income as reported in accordance with GAAP. Adjusted income is provided for comparison to earnings forecasts prepared by analysts and other third parties. Our management believes, and certain investors may find, that adjusted income is beneficial in evaluating our financial performance. We believe such measures can facilitate comparisons of operating performance between periods and with our peers. See Schedule 2: Summary Statement of Operations.

All per share and shares outstanding amounts have been retroactively adjusted for the two-for-one stock split, which was distributed on May 28, 2013 to shareholders of record as of May 14, 2013.

[1]
Many factors impact our gain or loss on commodity derivatives, net of cash settlements, including: increases and decreases in the commodity forward price curves compared to our executed hedging arrangements; increases in hedged future volumes; and the mix of hedge arrangements between NYMEX WTI, Dated Brent and NYMEX HH commodities. These gains or losses on commodity derivative instruments, net of cash settlements recognized in the current period, will be realized in the future when cash settlement occurs.

[2]	Amounts for 2014 primarily represent impairments related to the North Sea recorded in the first quarter and U.S. onshore properties in the second and third quarters.

[3]	During 2014 and 2013, we sold certain non-core onshore U.S. properties and our China assets.

[4]	The income tax effect of adjustments is determined for each major tax jurisdiction for each adjusting item.

[5]
The diluted earnings per share calculations for the three and nine months ended September 30, 2014 include deferred compensation (gains) losses from NBL shares held in a rabbi trust. Consistent with GAAP, when dilutive, the deferred compensation gain or loss, net of tax, is excluded from net income while the NBL shares held in the rabbi trust are included in the diluted sharecount.

Schedule 2
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
Crude oil and condensate	$849	$1,017	$2,748	$2,683
Natural gas	310	286	932	719
Natural gas liquids	69	38	213	135
Income from equity method investees	41	53	138	150
Total revenues	1,269	1,394	4,031	3,687
Operating Expenses
Lease operating expense	133	137	432	393
Production and ad valorem taxes	44	51	146	137
Transportation and gathering expense	40	33	119	89
Exploration expense	217	60	350	211
Depreciation, depletion and amortization	460	412	1,297	1,146
General and administrative	132	109	399	324
(Gain) on divestitures	(30)	—	(72)	(12)
Asset impairments	33	63	164	63
Other operating expense, net	10	6	33	27
Total operating expenses	1,039	871	2,868	2,378
Operating Income	230	523	1,163	1,309
Other (Income) Expense
(Gain) loss on commodity derivative instruments	(385)	157	(74)	69
Interest, net of amount capitalized	52	46	151	104
Other non-operating (income) expense, net	(13)	9	1	21
Total other (income) expense	(346)	212	78	194
Income from Continuing Operations Before Income Taxes	576	311	1,085	1,115
Income Tax Provision	157	116	274	330
Income from Continuing Operations	419	195	811	785
Discontinued Operations, Net of Tax	—	10	—	58
Net Income	$419	$205	$811	$843
Earnings Per Share [1]
Basic
Income from continuing operations	$1.16	$0.54	$2.25	$2.19
Discontinued operations, net of tax	—	0.03	—	0.16
Net Income	$1.16	$0.57	$2.25	$2.35
Diluted
Income from continuing operations	$1.12	$0.53	$2.21	$2.17
Discontinued operations, net of tax	—	0.03	—	0.16
Net Income	$1.12	$0.56	$2.21	$2.33
Weighted average number of shares outstanding [1]
Basic	362	359	361	359
Diluted	367	363	367	363

[1]	All per share and shares outstanding amounts have been retroactively adjusted for the two-for-one stock split, which was distributed on May 28, 2013 to shareholders of record as of May 14, 2013.

Schedule 3
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Crude Oil and Condensate Sales Volumes (MBbl/d)
United States	67	64	66	61
Equatorial Guinea	29	37	32	31
Other International	—	4	3	4
Total consolidated operations	96	105	101	96
Equity method investee - Equatorial Guinea	2	2	2	2
Total sales volumes	98	107	103	98
Crude Oil and Condensate Realized Prices ($/Bbl)
United States	$94.21	$103.59	$96.84	$98.03
Equatorial Guinea	98.63	107.67	104.38	106.78
Other International	—	101.58	104.47	103.00
Consolidated average realized prices	$95.55	$104.95	$99.48	$101.08
Natural Gas Sales Volumes (MMcf/d)
United States	538	489	497	434
Equatorial Guinea	233	257	241	251
Israel	262	255	233	196
Total sales volumes	1,033	1,001	971	881
Natural Gas Realized Prices ($/Mcf)
United States	$3.41	$3.57	$4.12	$3.64
Equatorial Guinea	0.27	0.27	0.27	0.27
Israel	5.59	5.08	5.59	5.03
Consolidated average realized prices	$3.26	$3.11	$3.52	$3.00
Natural Gas Liquids Sales Volumes (MBbl/d)
United States	25	13	22	15
Equity method investee - Equatorial Guinea	6	6	6	6
Total sales volumes	31	19	28	21
Natural Gas Liquids Realized Prices ($/Bbl)
United States	$29.53	$31.26	$35.39	$33.60
Barrels of Oil Equivalent Volumes (MBoe/d)
United States	182	159	171	148
Equatorial Guinea	68	80	72	73
Israel	44	43	39	33
Other International	—	4	3	4
Total consolidated operations	294	286	285	258
Equity method investee - Equatorial Guinea	8	7	7	8
Total sales volumes from continuing operations	302	293	292	266
Total sales volumes from discontinued operations	—	1	—	1
Total sales volumes	302	294	292	267

Schedule 4
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	September 30,	December 31,
	2014	2013
ASSETS
Current Assets
Cash and cash equivalents	$1,169	$1,117
Accounts receivable, net	740	947
Other current assets	361	547
Total current assets	2,270	2,611
Net property, plant and equipment	17,758	15,725
Goodwill	620	627
Other noncurrent assets	538	679
Total Assets	$21,186	$19,642
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable - trade	$1,425	$1,354
Other current liabilities	807	988
Total current liabilities	2,232	2,342
Long-term debt	5,498	4,566
Deferred income taxes	2,464	2,441
Other noncurrent liabilities	1,054	1,109
Total Liabilities	11,248	10,458
Total Shareholders’ Equity	9,938	9,184
Total Liabilities and Shareholders’ Equity	$21,186	$19,642

Schedule 5
Noble Energy, Inc.
Discretionary Cash Flow and Reconciliation to Net Cash Provided by Operating Activities
(in millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Adjusted Income [1]	$110	$361	$726	$872
Adjustments to reconcile adjusted income to discretionary cash flow:
Depreciation, depletion and amortization	460	412	1,297	1,146
Exploration expense	217	60	350	211
(Income)/Dividends from equity method investments, net	56	6	53	(12)
Deferred compensation (income) expense	(12)	10	—	24
Deferred income taxes	(49)	125	68	214
Stock-based compensation expense	22	20	67	59
Other	7	—	7	1
Discretionary Cash Flow	$811	$994	$2,568	$2,515
Reconciliation to Operating Cash Flows
Net changes in working capital	181	(32)	286	(201)
Cash exploration costs	(47)	(53)	(154)	(167)
Current tax benefit of earnings adjustments	—	—	—	(5)
Other adjustments	—	—	3	11
Net Cash Provided by Operating Activities	$945	$909	$2,703	$2,153

Capital expenditures (accrual based)	$1,335	$1,147	$3,558	$3,186
Increase in capital lease obligations [2]	60	18	81	54
Total Capital Expenditures (Accrual Based)	$1,395	$1,165	$3,639	$3,240

NOTE:
The table above reconciles discretionary cash flow to net cash provided by operating activities. While discretionary cash flow is not a GAAP measure of financial performance, our management believes it is a useful tool for evaluating our overall financial performance. Among our management, research analysts, portfolio managers and investors, discretionary cash flow is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow is also commonly used as a basis to value and compare companies in the oil and gas industry.

[1]	See Schedule 1: Reconciliation of Net Income to Adjusted Income.

[2]	Increase in capital lease obligations represents estimated construction in progress to date on US operating assets and corporate buildings.